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[PRO-FAC LOGO]                                                      Exhibit 99.1
P.O. Box 30682
Rochester, NY 14603-0682
590 WillowBrook Office Park
Fairport, NY  14450
Phone: (877) 894-2869
Fax: (585) 218-4241
www.profaccoop.com                                    For Immediate Release
                                                      Contact:  Kevin M. Murphy
                                                                (585) 218-4210

        Pro-Fac Exploring Options Following Birds Eye Foods Announcement

Fairport, NY, July 25, 2006......With today's announcement by Birds Eye Foods that it will concentrate on its branded businesses and sell certain of its production facilities, Pro-Fac Cooperative, Inc. (Nasdaq: PFACP) stated it is exploring opportunities and business structures to preserve the supply of raw products (peas, sweet corn, snap beans and carrots) by western New York growers to Birds Eye Foods' Bergen, NY and Oakfield, NY processing facilities.

"Any opportunity must be economically beneficial to growers and consider the well-being of the communities where these facilities are located", said Batavia, NY resident and Pro-Fac Board President Peter Call. "Pro-Fac's expertise lies in producing raw products, not in operating processing facilities," Call added, "so a partnership between the Cooperative and an operating entity is an option that will be actively pursued."

Steve Wright, Pro-Fac general manager and CEO, added, "Once these opportunities and business options can be more fully investigated we will communicate additional details to our member/growers and other stakeholders. We see this as being a `fast track' discovery process."

FORWARD LOOKING STATEMENTS:

This press release contains predictions, estimates, and other "forward-looking statements" within the meaning of section 21E of the Exchange Act and section 27A of the Securities Act regarding Pro-Fac's future business plans. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in these forward-looking statements as of the date of this press release. These risks include, but are not limited to: Pro-Fac's ability to complete any transaction. Please refer to Pro-Fac's Annual Report on Form 10-K for the fiscal year ended June 25, 2005, as well as other reports and information filed by Pro-Fac Cooperative with the Securities and Exchange Commission for more information on factors that could cause actual results to differ.

ABOUT PRO-FAC:

Pro-Fac Cooperative is an agricultural marketing cooperative consisting of nearly 500 members who provide fruits and vegetables for processing at facilities across the country. These commodities are marketed as branded, store brand and food service products, primarily through Pro-Fac's main customer, Birds-Eye Foods, of which Pro-Fac is a significant minority owner.